Exhibit 99.1
CHYRON REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR 2009

MELVILLE, N.Y., March 11, 2010 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the fourth quarter and year ended December 31, 2009.

Financial Highlights:

•
Revenues of $7.2 million for the fourth quarter of 2009, up 7% over the prior year’s fourth quarter and up 13% over the third quarter of 2009; revenues of $25.6 million for fiscal year 2009, down 25% from the prior year;

•	Operating expenses of $5.0 million for the fourth quarter, down 3% from the prior year’s fourth quarter; operating expenses of $21.1 million for fiscal 2009, down 7% from fiscal 2008;
•
Net Loss of $0.3 million for the fourth quarter of 2009, as compared to a net loss of $0.2 million for the prior year’s fourth quarter; net loss of $3.1 million for fiscal 2009, as compared to net income of $17.8 million for fiscal 2008 after a net tax benefit of $16.6 million;

•
A basic and diluted loss per share of $0.02 for the fourth quarter of 2009, the same as for fourth quarter of 2008; a basic and diluted loss per share of $0.20 for fiscal 2009, as compared to basic earnings per share of $1.14 and diluted earnings per share of $1.08 for fiscal 2008;

•
Adjusted EBITDA of $0.7 million for the fourth quarter of 2009 versus an adjusted EBITDA loss of $0.1 million for the fourth quarter of 2008; an adjusted EBITDA loss of $1.0 million for fiscal 2009 versus adjusted EBITDA of $3.4 million for fiscal 2008.

For fiscal 2009, total revenues were $25.6 million, a decrease of 25% from total revenues of $34.3 million in 2008. While revenues from services, including the Company’s Axis web based service, were $4.8 million for 2009, up 30% from $3.7 million for 2008, product revenues of $20.8 million for 2009 were down 32% as compared to $30.6 million in 2008. Many of our customers, we believe, continued to contain spending due to global economic conditions during 2009.  Total operating expenses of $21.1 million for 2009 were 7% below the $22.7 million for 2008 for the reasons explained below.  Selling, general and administrative expenses of $14.0 million for 2009 were down 15% from 2008 due to lower sales commissions and bonuses, less utilization of outside services and consultants, lower trade show and marketing costs, lower travel costs and the effect of reductions in work force and salary reductions.  Research and development spending of $7.1 million for 2009 was up 13% from 2008 due to an increase in personnel and related costs in connection with the integration of our Axis web services solution into our other products and the development of new online services.  The Company realized net savings of $0.5 million in 2009 from reductions in force, net of severance, and salary cuts implemented in the third quarter.  Net loss for 2009 was $3.1 million after a $0.5 million net income tax benefit, as compared to 2008 net income of $17.8 million after a $16.6 million net income tax benefit.

For the fourth quarter of 2009, total revenues were $7.2 million, an increase of 7% over revenues of $6.7 million for fourth quarter of 2008 and up 13% over revenues of $6.4 million for the third quarter of 2009.  Services revenues for the fourth quarter of 2009 were $1.2 million, an increase of 14% over the fourth quarter of 2008, and product revenues for the fourth quarter of 2009 were $6.0 million, an increase of 6% over the fourth quarter of 2008.  Total operating expenses were $5.0 million for the fourth quarter of 2009, as compared to $5.1 million for the prior year’s fourth quarter for the reasons explained below.  Selling, general and administrative expenses of $3.4 million for fourth quarter of 2009 were down 8% from the fourth quarter of 2008 primarily due to lower compensation costs due to reductions in force and pay cuts and lower travel costs, Research and development spending of $1.6 million was up 9% from the fourth quarter of 2008 primarily due to an increase in personnel involved in, and other costs related to, development of our Axis web-based service.  In the fourth quarter of 2009 the Company realized net savings of $0.4 million from layoffs and pay cuts implemented in the third quarter.  Net loss for the fourth quarter of 2009 was $0.3 million after a net income tax expense of $0.3 million, as compared to a net loss of $0.2 million after a net income tax benefit of $0.6 million in the fourth quarter of 2008.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "2009 was the year when, thanks to the talent, dedication and hard work of my colleagues, we started building the foundation for future growth and pushed forward with reinventing our core business from products to services. During the tough times in 2009, we understood that revenues for the full year would be lower and we also understood that we had an opportunity to build a stronger business – and we believe we did.  We increased our investment in R&D by 13% for the year and focused our activities on building Axis, our web-services solution based upon the Cloud Computing model.

“Our focus on the Cloud helped to keep revenue from even steeper erosion during the recession of 2009; overall revenue fell 25% as product sales fell 32% but our services revenue rose 30% from $3.7 million to $4.8 million. We believe that this is key because we are working to reinvent our core business by transitioning from a products company to a services company, specifically to a Cloud Services company.  Driving this transition forward was a crucial aim for 2009, and a goal that I am happy to say we believe is moving forward successfully.  In 2009, services accounted for 19% of total revenue, whereas in 2008 services revenue accounted for 11% of total revenue.

“Another key goal for 2009 was to preserve cash. We began the year with $5.3 million in cash and we ended it with $5.2 million in cash. We achieved this through tight cost control, reductions in force, pay cuts and disciplined cash management. Today we believe that we have a strong balance sheet, adequate working capital and the ability to generate sufficient cash from operations to fund our current growth strategy.”

“Revenues began to recover in the late summer and for the fourth quarter we were able to show positive year over year comparisons. Our business continues to improve in the first few months of 2010, so I feel increasingly confident that the worst media recession in the past 50 years may now be behind us.”

“We believe that we now find ourselves in a stronger position to benefit from any economic recovery.  We are optimistic that what we have begun building in 2009 can provide the Company with a sustainable competitive advantage and help position Chyron to be better able to seize market share in future years.”

Conference Call and Webcast: Full Year and Fourth Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, March 11, 2010, at 10:00 AM eastern time, to review the full year and fourth quarter 2009 results. Participants using the telephone should dial (877) 556-5248 (U.S. and Canada) or (720) 545-0029 (International) and refer to either the Company name or conference ID 59302973.  Web participants are encouraged to go to http://investor.chyron.com/events.cfm at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. To access an archived recording of the call, dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and refer to conference ID 59302973. The archive will be available for seven days, through March 18, 2010.

About Chyron

As a pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv.  For the Company’s Investor Relations site, please visit www.chyron.com and click on Investors. (NASDAQ:  CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company’s belief that it has started building the foundation for future growth and pushed forward with reinventing its core business from products to services; (ii) the Company’s belief that it has built a stronger business; (iii) the Company’s efforts to reinvent its core business by transitioning from a products company to a services company; (iv) the Company’s confidence in the adequacy of its balance sheet, working capital and ability to generate sufficient cash from operations to fund its current growth strategy; (v) the Company’s business continuing to improve in the first few months in 2010 and the Company’s confidence that the worst media recession in the past 50 years may now be behind it; (vi) the Company’s belief that its is in a stronger position to benefit from any economic recovery; and, (vii) the Company’s optimism that its efforts in 2009 can provide sustainable competitive advantage and help position it to be better able to seize market share in future years.  These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could cause our stock price to decline; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to integrate our AXIS online graphics creation solution into our product offerings and to generate profits from AXIS as quickly as expected; our ability to generate sales and profits from our workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products to be obsolete; competitors with significantly greater financial resources; new product introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$7,182	$6,685	$25,614	$34,337
Gross profit	5,025	4,340	17,597	23,988
Operating expenses:
Selling, general and administrative	3,402	3,681	14,031	16,437
Research and development	1,575	1,446	7,118	6,307
Total operating expenses	4,977	5,127	21,149	22,744
Operating income (loss)	48	(787)	(3,552)	1,244
Interest and other income (expense), net	(57)	(47)	(103)	(36)
Income (loss) before taxes	(9)	(834)	(3,655)	1,208
Income tax (expense) benefit, net	(303)	591	538	16,607
Net income (loss)	$(312)	$(243)	$(3,117)	$17,815

Net income (loss) per common share -
Basic	$(0.02)	$(0.02)	$(0.20)	$1.14
Diluted	$(0.02)	$(0.02)	$(0.20)	$1.08

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,850	15,664	15,765	15,590
Diluted	15,850	15,664	15,765	16,517

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	December 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$5,238	$5,322
Accounts receivable, net	3,477	3,199
Inventories, net	2,515	2,853
Deferred taxes	2,490	2,669
Other current assets	943	923
Total current assets	14,663	14,966
Deferred taxes	17,705	17,001
Goodwill and intangible assets, net	2,951	3,086
Other non-current assets	2,254	1,360
Total assets	$37,573	$36,413

Liabilities and shareholders' equity:
Current liabilities	$5,862	$4,699
Non-current liabilities	3,627	2,380
Total liabilities	9,489	7,079

Shareholders' equity	28,084	29,334
Total liabilities and shareholders' equity	$37,573	$36,413

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss)	$(312)	$(243)	$(3,117)	$17,815
Interest (income) expense, net	18	25	56	46
Income tax (benefit) expense	303	(591)	(538)	(16,607)
Depreciation and amortization	350	262	1,071	973
EBITDA	$359	$(547)	$(2,528)	$2,227
Share-based compensation expense	309	409	1,505	1,134
Adjusted EBITDA	$668	$(138)	$(1,023)	$3,361

Source:  Chyron Corporation

Investor Relations
KCSA Strategic Communications
Marybeth Csaby, 212-896-1236
Chyron@kcsa.com
Or
Chyron Corporation
Jerry Kieliszak
Senior Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com

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